Exhibit 8.2

355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
November 25, 2020	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington,D.C.

Cole Office & Industrial REIT (CCIT II), Inc.

2398 East Camelback Road, 4th floor

Phoenix, AZ 85016

Re:	Agreement and Plan of Merger dated as of October 29, 2020

Ladies and Gentlemen:

We have acted as special counsel to Cole Office & Industrial REIT (CCIT II), Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into GRT (Cardinal REIT Merger Sub), LLC (“Merger Sub”), a Maryland limited liability company and a wholly owned subsidiary of Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (“GCEAR”), with the Merger Sub surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 29, 2020, by and among GCEAR, Merger Sub, Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership and a subsidiary of GCEAR (“GCEAR Operating Partnership”), GRT OP (Cardinal New GP Sub), LLC, a Delaware limited liability company and a wholly owned subsidiary of GCEAR Operating Partnership (“New GP Sub”), GRT OP (Cardinal LP Merger Sub), LLC, a Delaware limited liability company and a wholly owned subsidiary of GCEAR Operating Partnership (“LP Merger Sub”), GRT OP (Cardinal OP Merger Sub), LLC, a Delaware limited liability company and a subsidiary of LP Merger Sub and New GP Sub, CCIT II, Cole Corporate Income Operating Partnership II, L.P., a Delaware limited partnership and a wholly owned subsidiary of the Company, and CRI CCIT LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company. This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (the “Commission”) of, the registration statement on Form S-4 initially filed by GCEAR with the Commission on the date hereof (the “Form S-4”), which includes the proxy statement/prospectus relating to the Merger (the “Proxy Statement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

November 25, 2020

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the November 25, 2020 factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Form S-4 and the Proxy Statement, (iii) the respective tax representation letters of the Company and of GCEAR delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the REIT Merger Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.

The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Form S-4 and the Proxy Statement, and the Merger will be effective under the laws of the State of Maryland;

3.

All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the REIT Merger Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the REIT Merger Effective Time;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based on any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the REIT Merger Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Form S-4 and the Proxy Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the REIT Merger Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Form S-4, the Proxy Statement, the Officer’s Certificates and herein, we are of the opinion that, for United States federal income tax purposes, the Merger, when effective, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

November 25, 2020

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.

This opinion represents our best judgment as of the date hereof regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, the Form S-4 and the Proxy Statement and the Officer’s Certificates, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with the Company’s filing of the Form S-4 and the Proxy Statement. We consent to the filing of this opinion as an exhibit to the Form S-4 and the Proxy Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP